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Exhibit 10.17

MUTUAL SEPARATION AGREEMENT

        This Mutual Separation Agreement ("Agreement") is entered into by and between Patrick Mullen, on behalf of himself, his agents, assignees, successors, heirs, executors, administrators, beneficiaries, trustees, and personal and legal representatives (collectively, Mr. Mullen), and Tribune Broadcasting Company ("TBC"), on behalf of itself, its parents, including, without limitation, Tribune Company ("Tribune"), subsidiaries, predecessors, successors, affiliates, officers, directors, agents, shareholders, attorneys, employees, employee benefit plans, plan administrators, insurers, assignees, fiduciaries, administrators, trustees, and legal representatives, both past and present (collectively, the "Company"). Mr. Mullen and the Company acknowledge and agree as follows:

        1.    Separation.    Mr. Mullen's employment with the Company shall end effective as of the close of business on October 10, 2005 (the "Separation Date"). After the Separation Date, he shall not have authority to represent or bind the Company, and he shall not act or convey the impression that he is acting on the Company's behalf.

        2.    Separation Payment and Benefits.    In consideration of the covenants set forth herein, and subject to Paragraph 7 below, provided that on or within twenty-one days of the Separation Date (but not before the Separation Date) Mr. Mullen returns a signed and dated copy of this Agreement to the Company and does not revoke this Agreement following his execution and delivery of the Agreement, the Company shall provide Mr. Mullen with the following:

  (a)
  Separation Payment: a separation payment of $808,500, less all applicable deductions and taxes, representing 78 weeks of pay, said payment to be made within ten business days of the date he returns a signed, dated and not revoked copy of this Agreement to the Company; and,

  (b)
  Benefits: excluding only short-term disability, long-term disability, business travel accident, and survivor support, and participation in the Company 401(k) plan and flexible spending accounts, Mr. Mullen will continue to participate in benefits in which he participates as of the Separation Date through October 10, 2008 (the "Benefits Termination Date"), under the same terms and conditions as are then applicable to other employees of the Company, provided that Mr. Mullen continues to timely pay any required contributions for these benefits by submitting checks for the employee portion of his benefits to Tribune.

The payment and benefits set forth in this Paragraph exceed any amounts otherwise due to Mr. Mullen upon the separation of his employment with the Company.

        3.    Exercise of Options.    Pursuant to the terms of the Tribune Company Incentive Compensation Plan and the applicable award agreements governing the outstanding options held by Mr. Mullen under such plan, such options shall continue to become and remain exercisable through the Benefits Termination Date or, if earlier, the date he is otherwise removed from the Company payroll pursuant to Paragraphs 6(a) or 21, provided the applicable option has not expired, and the exercise otherwise complies with the prerequisites, terms, and conditions of such option.

        4.    Vacation Payment.    Mr. Mullen will not accrue vacation pay after the Separation Date. Earned but unused vacation as of the Separation Date, if any, will be paid to Mr. Mullen separate and apart from this Agreement and will not be contingent on signing this Agreement.

        5.    Complete Agreement.    Other than as set forth in this Agreement or in a defined benefit plan, if applicable, Mr. Mullen will not be entitled to any salary, bonuses, including, without limitation, Management Incentive Program (MIP) payments, benefits, perquisites, or other compensation whatsoever after the Separation Date. This Agreement constitutes the entire agreement and understanding between Mr. Mullen and the Company regarding the termination of his employment with the Company. This Agreement totally replaces and supersedes any and all prior agreements, arrangements, representations and understandings between him and the Company, written or oral, express or implied. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by him and an authorized representative of the Company.

        6.    Discontinuance of Separation Payment and Benefits Continuation.    (a) If, prior to the Benefits Termination Date, the Company in good faith believes that Mr. Mullen engaged in illegal or unethical business practices while employed by the Company, it shall have the right, upon one (1) week written notice, to discontinue the benefit continuation, to not pay out the separation payment as provided for in Paragraph 2 above, and remove Mr. Mullen from its payroll.

        (b)   If, prior to the Benefits Termination Date, Mr. Mullen accepts employment with another employer or provides consulting services of any kind, he shall so notify the Company in writing not less than ten (10) days prior to commencing such employment or consulting arrangement. Such notification shall inform the Company of the date on which his employment will begin, whether he is eligible for coverage under a group medical plan, and the identity of the entity employing him. Upon such notification from Mr. Mullen, if Mr. Mullen is eligible for coverage under a group medical plan, he shall cease receiving benefits continuation.

        (c)   The Restrictive Agreements set forth in Paragraph 8 below (and in each subparagraph thereof) shall remain in full force and effect even if Mr. Mullen is removed from the Company's payroll under Paragraphs 6(a) of 21.

        7.    Waiver and General Release of Claims:    (a) In exchange for the promises made by the Company in this Agreement, Mr. Mullen unconditionally waives and releases all known and unknown, suspected and unsuspected, accrued and unaccrued, fixed and contingent claims and causes of action of any kind that he has or may have against the Company, from the beginning of time through and including the date he signs this Agreement, including but not limited to all claims and causes of action related to or in any way or growing out of Mr. Mullen's dealings with the Company, his employment with the Company and/or the termination of his employment with the Company. The claims and causes of action Mr. Mullen is releasing and waiving include, but are not limited to, any and all claims and causes of action that the Company:

  •
  has violated any type of written or unwritten contract, agreement, understanding, policy, benefit, retirement and/or pension plan, promise and/or covenant of any kind, including any covenant of good faith and fair dealing;

  •
  has discriminated against Mr. Mullen on the basis of any characteristic or trait protected under any law, including but not limited to race, color, sex, sexual orientation, national origin, ancestry, disability, religion, marital or parental status, citizenship, age, source of income, or entitlement to benefits, in violation of any of the following statutes, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and any other federal, state or local human rights, civil rights, wage and hour, pension or labor law, rule and/or regulation;

  •
  has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Mr. Mullen or any member of his family; and/or promissory estoppel; and/or

  •
  is in any way obligated for any reason to pay Mr. Mullen damages, expenses, litigation costs (including attorneys' fees), wages, bonuses, severance pay, separation pay, termination pay, any type of payments or benefits based on Mr. Mullen's separation from employment, incentive pay, commissions, disability benefits or sick pay, compensatory damages, punitive damages, and/or interest. Nothing in this Agreement shall preclude Mr. Mullen from exercising his rights to receive (i) any sums or benefits to be paid or provided under this Agreement, or (ii) any vested, accrued benefits to which he is (or becomes) otherwise entitled.

MR. MULLEN UNDERSTANDS AND AGREES THAT, OTHER THAN CLAIMS WHICH CANNOT BE WAIVED BY LAW, HE IS WAIVING AND RELEASING ANY AND ALL CLAIMS AGAINST THE COMPANY TO THE DATE HE SIGNS THIS AGREEMENT IN EXCHANGE FOR CONSIDERATION TO WHICH HE IS NOT OTHERWISE ENTITLED.

        (b)   Mr. Mullen further agrees that his waiver and release of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990, and he covenants and agrees that:

  1.
  He has been given at least twenty one (21) days in which to consider, sign and return this Agreement to the Company;

  2.
  He has hereby been advised in writing to consult with an attorney concerning this Agreement; and

  3.
  He will have seven (7) days from the date of signing to revoke this Agreement if he so desires. Any revocation must be in writing, signed by Mr. Mullen and must be received by Luis Lewin, Senior Vice President, Human Resources, Tribune Company, 435 N. Michigan Avenue, Chicago, IL 60611, fax 312. 222.4971, within the revocation period to be deemed effective.

        (c)   Mr. Mullen represents and warrants to the Company that, to the date he signs this Agreement, he has not instituted any complaints, charges, grievances or other proceedings against the Company with any governmental agency, any court, or any arbitration agency or tribunal.

        8.    Restrictive Agreements.    (a) During his employment with the Company, Mr. Mullen was privy to the highest level of the Company's confidential and proprietary business information, not generally known by the general public or within the industry, including, but not limited to, the Company's assets, finances, business development, operations, customer lists, marketing and advertising strategies, plans and pricing and/or labor relations information, strategies and plans ("Confidential Information"). Mr. Mullen agrees that he shall not, directly or indirectly, divulge, disclose or communicate such Confidential Information to or for the benefit of any person, entity, firm, corporation, or other third party for any purpose whatsoever, nor make use of any Confidential Information for his own purposes, at any time hereafter, unless and until such Confidential Information is published and becomes public knowledge other than through acts by or on behalf of Mr. Mullen, or as required by law.

        (b)   Mr. Mullen further agrees that, for twelve (12) months after the Separation Date, he will not employ, either directly or indirectly, any person previously employed by the Company unless at such time such person has not been employed by the Company for at least six (6) months, or in any way solicit, entice, persuade or induce any person to terminate or refrain from renewing or extending their employment with the Company.

        (c)   Mr. Mullen acknowledges and agrees that the restrictions in Paragraphs 8(a) and 8(b) above are necessary to protect the legitimate business interests of the Company and are reasonable in time, purpose, area, scope, geography and duration. The amount of actual or potential damages resulting from Mr. Mullen's breach of any of the restrictive agreements set forth in Paragraphs 8(a) and 8(b) above will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Mr. Mullen of the restrictive agreements set forth in paragraphs 8(a) and 8(b) above will result in immediate and irreparable injury and harm to the Company for which the Company will have no adequate remedy at law. The Company thus will be entitled to injunctive or other equitable relief to prevent any such breach of the Restrictive Agreements set forth in restrictive agreements set forth in Paragraphs 8(a) and 8(b) above. The Company's resort to such equitable relief will not waive any other rights it may have to damages or other relief and the Company shall be entitled to its reasonable attorney's fees and costs incurred in pursuing such an action should it prevail.

        (d)   If any court or agency of competent jurisdiction determines that any phrase, clause or obligation of the restrictive agreements set forth in Paragraphs 8(a) and 8(b) above is unenforceable as drafted, it shall not be stricken in its entirety or held void or unenforceable, but rather shall be modified by the court or agency to make it enforceable to the maximum extent legally permissible.

        9.    Confidentiality.    Except as may be required by law, neither Mr. Mullen nor any person acting by, through, or in concert with him, shall directly or indirectly, publish, disseminate, disclose, or cause or permit to be published, disseminated, or disclosed to any individual or entity, any information relating to the existence or content of this Agreement or the circumstances and discussions that led up to it, including, without limitation, the fact or amount of payment provided herein. This Paragraph shall not be construed, however, to prevent Mr. Mullen from disclosing information to any attorney, accountant or tax advisor with whom he may consult for the purpose of obtaining professional advice or services, or to any governmental taxing authority, or to his spouse.

        10.    Cooperation.    Mr. Mullen will continue to reasonably cooperate with the Company in connection with any and all matters that have arisen or may arise out of events that occurred during his employment.

        11.    Severability.    If any provision of this Agreement is held invalid or unenforceable for any reason by a court or other tribunal of competent jurisdiction, this Agreement shall be deemed modified to the extent necessary to make it enforceable by such court or tribunal.

        12.    Company Property.    On or before the Separation Date, Mr. Mullen will return all equipment and other property in his possession belonging to the Company, including, without limitation, all cellular telephones, computers, pagers, keys, key cards, tangible proprietary information, documents, books, records, reports, contracts, lists, computer equipment, credit cards, telephone cards, computer disks (or other computer-generated files or data), software, or copies thereof, created on any medium, prepared or obtained by him or the Company in the course of or incident to his employment with the Company.

        13.    No Re-Employment.    Mr. Mullen will not apply for or otherwise seek employment or re-employment or contract with the Company in the future. The Company shall not be under any obligation to employ him, to re-employ him, or to consider him for future employment or re-employment.

        14.    Non-Disparagement.    Mr. Mullen agrees that he shall not, directly or indirectly, individually or in concert with others, take any actions or make any communications which would or would likely have the effect of undermining, disparaging or otherwise reflecting negatively upon the Company, or its operations, reputation, goodwill, services, business practices and/or customers.

        15.    Non-Admissions.    Nothing in this Agreement constitutes or shall be interpreted as an admission of liability or wrongdoing on the part of either party.

        16.    Drafting and Construction.    Mr. Mullen and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement's provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party.

        17.    Non-Use.    This Agreement may not be used as evidence in any subsequent proceeding of any kind (without the written consent of all other parties) except one which any party institutes alleging a breach of this Agreement.

        18.    Prevailing Party.    In the event that there is any litigation arising out of or relating to this Agreement, the prevailing party shall recover, in addition to any and all other relief, his or its attorneys' fees and costs.

        19.    Choice of Law.    This Agreement shall be governed by the laws of the state of Illinois.

        20.    Knowing and Voluntary Execution.    Mr. Mullen covenants that he is legally and mentally competent to enter into this Agreement, and that he is entering into this Agreement knowingly, voluntarily and with full knowledge of its significance and the rights he is waiving, that no other promises or representations whatsoever have been made to induce Mr. Mullen to sign this Agreement and that he has not been coerced, threatened, or intimidated into signing the Agreement.

        21.    Right to Resign from Payroll.    If, prior to the Benefits Termination Date, Mr. Mullen desires to resign from the Company's payroll, Mr. Mullen shall so notify the Company in writing. Upon such notification, the Company shall remove him from its payroll.

PATRICK MULLEN	TRIBUNE BROADCASTING COMPANY
/s/ PATRICK MULLEN 10/17, 2005	By	/s/ LUIS E. LEWIN 10/21, 2005

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MUTUAL SEPARATION AGREEMENT